Exhibit 99.1

HCC INSURANCE HOLDINGS, INC. NAMES
JOHN N. MOLBECK, JR. CHIEF EXECUTIVE OFFICER
HOUSTON (May 6, 2009) . . .
HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that the Company’s Board of Directors has appointed John N. Molbeck, Jr. Chief Executive Officer of HCC, succeeding Frank J. Bramanti, who is retiring as CEO but will remain on the Board of Directors. In addition to his new position as CEO, Molbeck will continue as President of the Company.
“We believe the time is right for John Molbeck to step into this role,” said HCC Board Chairman Christopher J. B. Williams. “John has consistently shown his ability to successfully lead the Company. The Board believes John’s experience leading our insurance operations as President and Chief Operating Officer has prepared him for assuming the role of CEO.
“The Board is grateful for Frank Bramanti’s leadership since November 2006 when he came out of retirement to take on the CEO position. He led HCC through the most difficult time in our history and through the 2008 financial market meltdown from which HCC has emerged unscathed,” Williams added. “As a continuing Board member, Frank’s 29 years of experience with HCC will prove invaluable to our shareholders.”
The Company will discuss the management changes on its first quarter 2009 earnings conference scheduled for Wednesday, May 6, 2009, at 8:00 a.m. Central Daylight Time. To participate, the number for domestic calls will be (800) 374-0290 and the number for international calls will be (706) 634-1061. There will also be a live webcast available on a listen-only basis that can be accessed through the HCC website at www.hcc.com.
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. (HCC) is a leading international specialty insurance group with offices across the United States and in Bermuda, Ireland, Spain and the United Kingdom. HCC has assets of $8.6 billion, shareholders’ equity of $2.7 billion and is rated AA (Very Strong) by Standard & Poor’s and AA (Very Strong) by Fitch Ratings. In addition, HCC’s major domestic insurance companies are rated A+ (Superior) by A.M. Best Company.
For more information, visit our website at www.hcc.com.
Contact:	Barney White, HCC Vice President of Investor Relations Telephone: (713) 744-3719

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
* * * * *

2